Exhibit 10.2

STOCK AGREEMENT

WHEREAS, [NAME] is employed by the Company (“Employee”) and has performed duties of his employment in a capable and efficient manner, resulting in substantial benefit to the Company; and

WHEREAS, the Company desires to modify and extend the Stock Agreement dated December 28, 2017 (Original Agreement), of the Employee, and Employee is desirous of committing himself to continued service to the Company on the terms herein provided. The terms herein supersede and replace the terms of the Original Agreement.

WHEREAS, The Board of Directors has previously awarded [NUMBER] shares of the Company’s common stock (the “stock”), subject to certain milestones and forfeiture clauses to the Employee.

The Board of Directors acknowledges that the Original Agreement Milestone 1 and Milestone 2 were successfully achieved, and in an effort to incentivize the Employee, has modified and extended Milestone 3 and 4 as set forth below to the following terms:

3. Up-List to The Nasdaq or NYSE
The date the Company up-lists to The Nasdaq or NYSE, the Employee will retain 25% of the stock ([NUMBER] shares). The milestone expiration date is hereby extended to December 28, 2020. If not obtained within the 12 month extension, 25% of the stock ([NUMBER] shares) will be forfeited by the Employee.

4. $5.50 per share
When the Company obtains an average closing price of $5.50 per share (adjusted for stock splits) for any 10 consecutive trading days, the Employee will retain 25% of the stock ([NUMBER] shares). The milestone expiration date is hereby extended to December 28, 2020. If not obtained within the 12 month extension, 25% of the stock ([NUMBER] shares) will be forfeited by the Employee.

Termination of Service
Except to the extent inconsistent with the terms of this agreement and notwithstanding any other agreement between the Employee and the Company, the following terms and conditions shall apply with respect to the Employee’s Termination of Service with the Company within the 12 month extension:

The Employee’s then outstanding shares of stock shall expire and be forfeited:

a.
Immediately, if such termination is a for the reason of Resignation by the Employee or a Termination of Service for Cause by the Company;

b.
Thirty (30) days from the date of Service Termination, if such termination is for a reason other than the Resignation by the Employee or a Termination of Service for Cause by the Company.

Change of Control
In the event of a Change of Control, all outstanding shares shall immediately vest upon the date of the change of control. Change of Control shall be defined as outlined in the Liberated Syndication Inc. 2018 Omnibus Equity Incentive plan.

ACCEPTED AND AGREED TO:

By: __________________________________
Name:

Liberated Syndication Inc.

By: _______________________________
Name:
Title: